                   [LETTERHEAD OF MAGNA ENTERTAINMENT CORP.]

EXHIBIT 99
                                  PRESS RELEASE
                            MAGNA ENTERTAINMENT CORP.
                    ANNOUNCES RESULTS FOR THE SECOND QUARTER
                               ENDED JUNE 30, 2002

July 31, 2002, Aurora, Ontario, Canada......Magna Entertainment Corp. ("MEC")
(NASDAQ: MIEC; TSE: MIE.A, MEH) today reported its financial results for the second quarter ended June 30, 2002.

-------------------------------------------------------------------------------------------------------------------
                                                               Three Months Ended            Six months Ended
                                                                     June 30,                     June 30,
                                                                  2002         2001            2002         2001
                                                                  ----         ----            ----         ----
                                                                                    (unaudited)
Revenues                                                      $128,168     $113,192        $376,967     $357,718

Earnings before interest, taxes,
depreciation and amortization ("EBITDA")                      $  7,536     $ 11,019        $ 44,582     $ 55,641

Net income                                                    $  1,082     $  2,237        $ 19,697     $ 24,705

Diluted earnings per share                                    $   0.01     $   0.03        $   0.21     $   0.30

Results Excluding the Sale of Non-Core Real Estate

Revenues                                                      $122,064     $103,198        $370,226     $321,573

EBITDA                                                        $  5,767     $  6,025        $ 42,463     $ 38,589

Net income (loss)                                             $     45     $   (774)       $ 18,451     $ 14,576

Diluted earnings (loss) per share                             $      -     $  (0.01)       $   0.19     $   0.18

                 All amounts are reported in U.S. dollars in thousands, except per share figures.

-------------------------------------------------------------------------------------------------------------------

In announcing these results, Jim McAlpine, President and Chief Executive Officer of MEC, remarked: "We are pleased with our improved racetrack operating and financial performance for the six months ended June 30, 2002. Revenues and EBITDA, excluding the sale of non-core real estate for the six months ended June 30, 2002, improved 15.1% and 10.0%, respectively, over last year.

To date in 2002, MEC has successfully completed our first public offering, arranged for an additional credit facility and entered into agreements to acquire three significant racetrack operations, including our first Canadian racetrack and gaming operation."

The following strategic developments have occurred to date in 2002:

     . We launched our new Internet account wagering platform (www.xpressbet.com) in January. On January 24, XpressBet(TM) was granted a license to conduct account wagering in the State of California and commenced operations on January 25.
     . In February, we entered into a joint venture called Racetrack Television Network ("RTN"), which is one-third owned by MEC. RTN is a direct to home private subscription satellite service offering up to eight channels dedicated to horseracing. In July, we launched HorseRacing TV(TM), a new television channel focused exclusively on horse racing. This channel is presently carried on RTN. We are working to achieve broader distribution through conventional satellite and cable systems.
     . In March, we entered into an agreement to acquire substantially alL of the operations and related assets of Lone Star Park at Grand Prairie near Dallas, Texas, subject to regulatory approvals.
     . In April, we completed a public offering of 23 million Class A Subordinate Voting shares, which raised net proceeds of $142.1 million.
     . In May, we increased our bank lines of credit by arranging a short-term credit facility in the amount of $75 million.
     . In June, we entered into an agreement to acquire all the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located near Hamilton, Ontario, 45 miles west of Toronto, subject to regulatory approvals. Flamboro Downs also houses a gaming facility of 752 slot machines operated by the Ontario Lottery and Gaming Corporation.
     . Most recently and subsequent to June 30, 2002, we announced an alliance with the De Francis family to own and operate Pimlico Race Course, home of the Preakness, and Laurel Park, which are operated under the trade name "Maryland Jockey Club". The acquisition is subject to regulatory approvals and legislative review.

Our racetracks operate for prescribed periods each year. As a result, our racetrack revenues and operating results for any quarter will not be indicative of our revenues and operating results for the year. We expect that these seasonal fluctuations will reduce over time as the full impact of our acquisition, off-track betting ("OTB") and account wagering initiatives are realized.

Our financial results for the second quarter of 2002 reflect the full quarter's operations for all of MEC's racetracks and related pari-mutuel wagering operations. The comparative results for the second quarter of 2001 do not reflect the operations of XpressBet(TM) California, which commenced on January 25, 2002, Portland Meadows, which commenced activity in July 2001 and Multnomah, which was acquired in October 2001.

Revenues, excluding proceeds on the sale of non-core real estate, for the first six months and second quarter of 2002 increased 15.1% to $370.2 million and 18.3% to $122.1 million from the prior year period, respectively. The higher revenues in the second quarter of 2002 reflect primarily the additional live race days at Gulfstream and Santa Anita, the launch of XpressBet(TM) in the California market and the acquisition of Multnomah in the fourth quarter of 2001.

EBITDA, excluding gains on the sale of non-core real estate, increased 10.0% to $42.5 million for the first six months ended June 30, 2002 and was $5.8 million for the second quarter ended June 30, 2002 compared to $6.0 million in the prior year period. Operating cost increases related to insurance and utility costs have negatively impacted results in 2002. Insurance costs increased $1.1 million and $1.8 million, respectively, for the second quarter of 2002 and on a year to date basis compared to the prior year periods. Utility costs increased $0.5 million and $0.8 million, respectively, for the second quarter of 2002 and on a year to date basis compared to the prior year periods.

Revenue on the sale of non-core real estate in the second quarter of 2002 was $6.1 million, resulting in EBITDA of $1.8 million compared to revenue in the second quarter of 2001 of $10.0 million and EBITDA of $5.0 million. We continue to market our remaining non-core real estate, however, the timing of future sales is uncertain.

Net income, excluding gains on the sale of non-core real estate, increased 26.6% to $18.5 million in the first six months of 2002 compared to 2001 and increased $0.8 million in the second quarter of 2002 compared to the 2001 quarter. Diluted earnings per share, excluding gains on the sale of non-core real estate, increased $0.01 per share for the second quarter of 2002 compared to the prior year period.

Net income on the sale of non-core real estate was $1.0 million in the second quarter of 2002 compared to $3.0 million in the comparative period. Diluted earnings per share relating to the sale of non-core real estate were $0.01 in the second quarter of 2002 compared to $0.04 in the comparative period.

During the second quarter of 2002, cash generated from operations before changes in non-cash working capital was $7.2 million. Total cash used in investment activities during the quarter was $16.5 million, which included real estate property and fixed asset additions of $20.2 million and other asset additions of $1.9 million, offset by proceeds on the sale of real estate of $5.6 million.

Over the balance of the year, we will continue to focus on earnings growth through the implementation, throughout our operations, of best practices and common systems, utilization of our corporate purchasing power to reduce costs, improved production and distribution of our simulcast program, growth of our account wagering business and sales of non-core real estate holdings.

One of the main priorities over the balance of the year is to prepare for Gulfstream Park's 2003 winter meet. Our goal is to enhance Gulfstream's position as one of the premier winter racing venues in the country. In order to accomplish this, several months ago we began construction of Palm Meadows, a world class thoroughbred training facility located approximately 40 minutes north of Gulfstream. As previously reported, MEC is also considering a major redevelopment of Gulfstream's facilities as part of our Florida strategy. Our first priority is to provide high quality racing for the enjoyment of our racing and wagering customers. This will result in higher revenues, increased purses for our horsemen and enhanced returns for our shareholders. In order to ensure high quality racing at Gulfstream, we have decided to focus first on completing Palm Meadows and to defer any decision concerning the Gulfstream redevelopment for the time being.

MEC, one of the largest operators of premier horse racetracks in the United States, acquires, develops and operates horse racetracks and related pari-mutuel wagering operations, including off-track betting facilities, and owns and operates a national account wagering system called XpressBet(TM).

The Company will hold a conference call to discuss its second quarter 2002 results on August 1, 2002 at 11:00 a.m. New York time. The number to use for this call is 1-888-303-1331. Please call 10 minutes prior to the start of the conference call. The overseas number to call is 1-416-641-6693. The conference call will be chaired by Jim McAlpine, President and Chief Executive Officer of MEC. We will also be webcasting the conference call at www.magnaentertainment.com.

This press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). The Act provides certain "safe harbor" provisions for forward-looking statements. Any forward-looking statements made in this press release are made pursuant to the Act. The reader is cautioned that these statements represent our judgment concerning the future and are subject to risks and uncertainties that could cause our actual operating results and financial condition to differ materially. Forward-looking statements are typically identified by the use of terms such as "may," "will," "expect," "anticipate," "estimate," and similar words, although some forward-looking statements are expressed differently. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to: the impact of competition from operators of other racetracks and from other forms of gaming (including Internet and on-line wagering); a substantial change in law or regulations affecting our gaming activities; a substantial change in allocation of live racing days; our continued ability to effectively compete for the country's top horses and trainers necessary to field high-quality horse racing; our continued ability to complete expansion projects designed to generate new revenues and attract new patrons; our ability to sell some of our real estate when we need to or at a price we want; the impact of inclement weather; and our ability to integrate recent racetrack acquisitions. In this regard, readers are referred to the Company's Annual Report on Form 10-K for the year ended December 31, 2001 and subsequent public filings. The Company disclaims any intention and undertakes no obligation to update or revise any forward-looking statements to reflect subsequent information, events or circumstances, or otherwise.

For more information contact:
Graham Orr
Executive Vice-President
& Chief Financial Officer
Magna Entertainment Corp.
337 Magna Drive
Aurora, ON L4G 7K1
Tel: 905-726-7099

MAGNA ENTERTAINMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
--------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars in thousands, except per share figures]

--------------------------------------------------------------------------------------------------------------------------
                                                                    Three months ended               Six months ended
                                                                 June 30,         June 30,       June 30,        June 30,
                                                                   2002            2001           2002             2001
--------------------------------------------------------------------------------------------------------------------------
Revenues
Racetrack
  Gross wagering                                                 $102,250        $  84,163       $322,603       $276,489
  Non-wagering                                                     16,071           14,867         39,746         37,456
                                                                 --------        ---------       --------       --------
                                                                  118,321           99,030        362,349        313,945
                                                                 --------        ---------       --------       --------
Real estate
  Sale of real estate                                               6,104            9,994          6,741         36,145
  Rental and other                                                  3,743            4,168          7,877          7,628
                                                                 --------        ---------      ---------       --------
                                                                    9,847           14,162         14,618         43,773
--------------------------------------------------------------------------------------------------------------------------
                                                                  128,168          113,192        376,967        357,718
--------------------------------------------------------------------------------------------------------------------------
Costs and expenses
Racetrack
  Purses, awards and other                                         63,837           51,476        204,360        173,708
  Operating costs                                                  39,879           35,285         95,223         86,261
  General and administrative                                        9,551            7,268         20,184         15,230
                                                                 --------        ---------       --------       --------
                                                                  113,267           94,029        319,767        275,199
                                                                 --------        ---------       --------       --------
Real estate
  Cost of real estate sold                                          4,335            5,000          4,622         19,093
  Operating costs                                                   2,437            2,728          5,361          5,416
  General and administrative                                          510              302          1,011            547
                                                                 --------        ---------       --------       --------
                                                                    7,282            8,030         10,994         25,056
                                                                 --------        ---------       --------       --------

Predevelopment and other costs                                         83              114          1,624          1,822
Depreciation and amortization                                       5,944            6,630         11,270         11,984
Interest (income) expense, net                                       (253)             678           (186)         2,078
--------------------------------------------------------------------------------------------------------------------------
                                                                  126,323          109,481        343,469        316,139
--------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                          1,845            3,711         33,498         41,579
Income taxes                                                          763            1,474         13,801         16,874
--------------------------------------------------------------------------------------------------------------------------
Net income                                                          1,082            2,237         19,697         24,705
Other comprehensive income (loss)
  Foreign currency translation adjustment                          13,758             (102)        13,099         (8,956)
--------------------------------------------------------------------------------------------------------------------------
Comprehensive income                                             $ 14,840         $  2,135       $ 32,796       $ 15,749
==========================================================================================================================

Earnings per Class A Subordinate Voting Stock,
  Class B Stock or Exchangeable Share:

      Basic                                                      $   0.01         $   0.03       $   0.21       $   0.30
      Diluted                                                    $   0.01         $   0.03       $   0.21       $   0.30
==========================================================================================================================

Average number of Class A Subordinate Voting
  Stock, Class B Stock and Exchangeable Shares outstanding during the period [in thousands]:

      Basic                                                       104,573           83,566         94,391         82,027
      Diluted                                                     105,526           83,788         95,596         82,249
==========================================================================================================================

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
[Unaudited]
[U.S. dollars in thousands]


                                                                 Three months ended                 Six months ended
                                                                June 30,         June 30,        June 30,         June 30,
                                                                  2002             2001            2002             2001
-----------------------------------------------------------------------------------------------------------------------------
Cash provided from (used for):

OPERATING ACTIVITIES
Net income                                                     $   1,082        $   2,237         $19,697          $24,705
Items not involving current cash flows                             6,105           (1,826)         11,575          (11,333)
-----------------------------------------------------------------------------------------------------------------------------
                                                                   7,187              411          31,272           13,372
Changes in non-cash items related to operations                    2,168            1,599            (968)          10,313
-----------------------------------------------------------------------------------------------------------------------------
                                                                   9,355            2,010          30,304           23,685
-----------------------------------------------------------------------------------------------------------------------------

INVESTMENT ACTIVITIES
Acquisition of business, net of cash                                   -          (21,035)              -          (21,035)
Real estate property and fixed asset additions                   (20,221)         (12,179)        (33,819)         (16,383)
Other asset (additions) disposals                                 (1,925)             289          (3,034)             164
Proceeds on sale of real estate                                    5,627           26,127           6,825           32,905
-----------------------------------------------------------------------------------------------------------------------------
                                                                 (16,519)          (6,798)        (30,028)          (4,349)
-----------------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Decrease in bank indebtedness                                          -                -               -           (7,609)
(Repayment of) increase in long-term debt, net                    (7,579)          (1,215)         (8,560)           8,661
Issuance of share capital                                        142,113              403         142,364              443
-----------------------------------------------------------------------------------------------------------------------------
                                                                 134,534             (812)        133,804            1,495
-----------------------------------------------------------------------------------------------------------------------------

Effect of exchange rate changes on cash
  and cash equivalents                                             3,495             (747)          3,428           (1,625)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
  equivalents during the period                                  130,865           (6,347)        137,508           19,206
Cash and cash equivalents, beginning of period                    45,855           57,529          39,212           31,976
-----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                        $176,720          $51,182        $176,720          $51,182
=============================================================================================================================

MAGNA ENTERTAINMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

-----------------------------------------------------------------------------------------------------------------------
[Unaudited]
[U.S. dollars and share amounts in thousands]
-----------------------------------------------------------------------------------------------------------------------
                                                                                       June 30,        December 31,
                                                                                         2002              2001
-----------------------------------------------------------------------------------------------------------------------
                                                             ASSETS
-----------------------------------------------------------------------------------------------------------------------
Current assets:
   Cash and cash equivalents                                                          $  176,720         $     39,212
   Restricted cash                                                                         7,239               18,782
   Accounts receivable                                                                    36,806               33,101
   Prepaid expenses and other                                                              5,937                5,162
-----------------------------------------------------------------------------------------------------------------------
                                                                                         226,702               96,257
-----------------------------------------------------------------------------------------------------------------------
Real estate properties and fixed assets, net                                             604,604              574,677
-----------------------------------------------------------------------------------------------------------------------
Other assets, net                                                                        182,440              179,665
-----------------------------------------------------------------------------------------------------------------------
Future tax assets                                                                          3,876                3,657
-----------------------------------------------------------------------------------------------------------------------
                                                                                      $1,017,622         $    854,256
=======================================================================================================================
                                            LIABILITIES AND SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------
Current liabilities:
   Accounts payable and other liabilities                                             $   61,815         $     78,337
   Income taxes payable                                                                    7,362                1,312
   Long-term debt due within one year                                                     18,604               18,133
-----------------------------------------------------------------------------------------------------------------------
                                                                                          87,781               97,782
-----------------------------------------------------------------------------------------------------------------------
Long-term debt                                                                            59,654               67,768
-----------------------------------------------------------------------------------------------------------------------
Other long-term liabilities                                                                4,747                2,576
-----------------------------------------------------------------------------------------------------------------------
Future tax liabilities                                                                   122,426              118,276
-----------------------------------------------------------------------------------------------------------------------

Shareholders' equity:
Capital stock issued and outstanding -
   Class A Subordinate Voting Stock (issued:  2002 - 46,787; 2001 - 23,324)              303,071              157,633
   Exchangeable Shares (issued:  2002 - 1,849; 2001 - 2,263)                              13,726               16,800
   Class B Stock (issued:  2002 and 2001 - 58,466)                                       394,094              394,094
Contributed surplus                                                                        7,290                7,290
Retained earnings                                                                         31,171               11,474
Accumulated comprehensive loss                                                            (6,338)             (19,437)
-----------------------------------------------------------------------------------------------------------------------
                                                                                         743,014              567,854
-----------------------------------------------------------------------------------------------------------------------
                                                                                      $1,017,622         $    854,256
=======================================================================================================================

                           MAGNA ENTERTAINMENT CORP.
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with instructions to Form 10-Q and
Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from estimates. In the opinion of management, all adjustments, which consist of normal and recurring adjustments, necessary for fair presentation have been included. Operating results for the three and six month periods ended June 30, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The Company's racetrack business is seasonal in nature. The Company's racetrack revenues and operating results for any quarter will not be indicative of the revenues and operating results for the year. A disproportionate share of annual revenues and net income are earned in the first quarter of each year.

2. Accounting Change and Pro-Forma Impact

   a)  Accounting Change

       Effective January 1, 2002, the Company implemented Financial Accounting Standards Board Statement No. 142 ("SFAS 142") Goodwill and Other Intangible Assets. SFAS 142 requires the application of the non-amortization and impairment rules for existing goodwill and other intangible assets that meet the criteria for indefinite life beginning January 1, 2002. The Company completed the required initial impairment test during the first quarter of 2002 and determined that the value of its racing licenses was not impaired. As at June 30, 2002, racing licenses with a net book value of $171.3 million are included in Other Assets on the balance sheet.

   b)  Acquisitions

       On April 5, 2001, the Company completed the acquisition of Ladbroke Racing Pennsylvania, Inc. ("Ladbroke") and Sport Broadcasting, Inc. ("SBI"). On October 26, 2001, the Company acquired all the outstanding capital stock of MKC Acquisition Co. ("MKC"), operating as Multnomah Greyhound Park. Both of these acquisitions are fully disclosed in the Company's consolidated financial statements for the year ended December 31, 2001. As a result of the timing of these acquisitions, the results of operations of MKC are not included in the Company's results for the three and six month periods ended June 30, 2001 and the results of operations of Ladbroke are not included for the first quarter of 2001.

   c)  Impact of Accounting Change and Acquisitions

       The pro-forma impact of the implementation of SFAS 142 and our acquisitions is as follows:

                                                          Three months ended             Six months ended
                                                               June 30,                       June 30,
         Revenues                                         2002           2001            2002          2001
                                                       -------------------------      ------------------------
         Revenues as reported                            $128,168       $113,192        $376,967      $357,718

         Restatement for acquisitions                           -          3,083               -        23,248
                                                       ----------     ----------       ---------    ----------

         Pro-forma revenues                              $128,168       $116,275        $376,967      $380,966
                                                       ==========     ==========       =========     =========
         Pro-forma revenues excluding
            proceeds on the sale of real estate          $122,064       $106,281        $370,226      $344,821
                                                       ==========     ==========       =========     =========

                                                          Three months ended             Six months ended
                                                               June 30,                       June 30,
         Net Income                                       2002           2001            2002          2001
                                                       -------------------------      ------------------------
         Net income as reported                          $  1,082       $  2,237        $ 19,697      $ 24,705
         Restatement for change in
            intangible assets amortization                      -          1,109               -         1,941
         Restatement for acquisitions                           -           (155)              -        (1,142)
                                                       ----------     ----------       ---------    ----------

         Pro-forma net income                            $  1,082       $  3,191        $ 19,697      $ 25,504
                                                       ==========     ==========       =========     =========

         Pro-forma net income excluding
            gains on the sale of real estate             $     45       $    181        $ 18,451      $ 15,372
                                                       ==========     ==========       =========     =========

                                                          Three months ended             Six months ended
         Basic and Diluted                                     June 30,                       June 30,
         Earnings per Share                               2002           2001            2002          2001
                                                       -------------------------      ------------------------
         Basic and diluted earnings per share
            as reported                                  $   0.01       $   0.03        $   0.21      $   0.30
         Restatement for change in
            intangible assets amortization                      -           0.01               -          0.02
         Restatement for acquisitions                           -              -               -         (0.02)
                                                       ----------     ----------       ---------    ----------

         Pro-forma basic and diluted earnings
            per share                                    $   0.01       $   0.04        $   0.21      $   0.30
                                                       ==========     ==========       =========    ==========

         Pro-forma basic and diluted earnings
            per share excluding gains on
            the sale of real estate                      $      -       $      -        $   0.19      $   0.19
                                                       ==========     ==========       =========    ==========

3. Capital Stock

Changes in Class A Subordinate Voting Stock, Exchangeable Shares and Class B Stock for the six months ended June 30, 2002 are shown in the following table (number of shares and stated value in the following table have been rounded to the nearest thousand):

                                       Class A Subordinate             Exchangeable
                                          Voting Stock                    Shares                     Class B Stock
                                     ------------------------     ------------------------     ------------------------
                                         Number      Stated           Number      Stated           Number      Stated
                                       of Shares      Value         of Shares      Value         of Shares      Value
-----------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     December 31, 2001                    23,324     $157,633          2,263      $16,800           58,466    $394,094
Issued under the Plan                         43          251              -            -                -           -
Conversion of Exchangeable
     Shares to Class A
     Subordinate Voting Stock                282        2,093           (282)      (2,093)               -           -
-----------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     March 31, 2002                       23,649     $159,977          1,981      $14,707           58,466    $394,094
-----------------------------------------------------------------------------------------------------------------------
Issued on completion of
     public offering/(i)/                 23,000      142,084              -            -                -           -
Issued on exercise of stock options
Conversion of Exchangeable                     6           29              -            -                -           -
     Shares to Class A
     Subordinate Voting Stock                132          981           (132)        (981)               -           -
-----------------------------------------------------------------------------------------------------------------------
Issued and outstanding at
     June 30, 2002                        46,787     $303,071          1,849      $13,726           58,466    $394,094
-----------------------------------------------------------------------------------------------------------------------

(i) On April 10, 2002, the Company completed a public offering of 23 million shares of its Class A Subordinate Voting Stock, at a price to the public of U.S. $6.65 per share in the United States, or Cdn. $10.60 per share in Canada. Expenses of the issue of approximately $10.9 million have been netted against the cash proceeds.

The Company has a Long-term Incentive Plan (the "Plan") (adopted in 2000) which allows for the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, bonus stock and performance shares to directors, officers, employees, consultants, independent contractors and agents. A maximum of 7.9 million shares are available to be issued under the Plan, of which 6.5 million are available for issuance pursuant to stock options and tandem stock appreciation rights and 1.4 million are available for issuance pursuant to any other type of award under the Plan. During the three months ended June 30, 2002, 6,000 shares were issued on the exercise of stock options under the Plan. During the six months ended June 30, 2002, 48,900 shares were issued under the Plan, including 6,000 shares issued on the exercise of stock options.

The Company grants stock options to certain directors, officers, key employees and consultants to purchase shares of the Company's Class A Subordinate Voting Stock. All of such stock options give the grantee the right to purchase Class A Subordinate Voting Stock of the Company at a price no less than the fair market value of such stock at the date of grant. Generally, stock options under the Plan vest over a period of two to six years from the date of grant at rates of 1/7/th/ to 1/3/rd/ per year and expire on or before the tenth anniversary of the date of grant, subject to earlier cancellation in the events specified in the stock option agreements entered into by the Company with each recipient of options.

During the six months ended June 30, 2002, 137,500 stock options were granted, 6,000 stock options were exercised and 5,000 stock options were cancelled. At June 30, 2002, there were 4,579,833 options outstanding with the exercise price of the options ranging from $3.91 to $9.43 and an average exercise price of $6.08.

There were 2,742,744 options exercisable at June 30, 2002 with an average exercise price of $6.11.

4. Earnings Per Share

The following is a reconciliation of the numerator and denominator of the basic and diluted earnings per share computations (in thousands except per share amounts):

                                              Three months ended                            Six months ended
                                                   June 30,                                     June 30,
                                          2002                   2001                  2002                  2001
-----------------------------------------------------------------------------------------------------------------------
Net Income                              $1,082                $2,237                $19,697               $24,705
=======================================================================================================================
                                     Basic     Diluted     Basic    Diluted     Basic    Diluted     Basic     Diluted
Weighted Average Shares
Outstanding:
     Class A Subordinate
       Voting Stock                 44,198      45,151    17,676     17,898    33,980     35,185    15,964      16,186
     Class B Stock                  58,466      58,466    58,466     58,466    58,466     58,466    58,466      58,466
     Exchangeable Shares             1,909       1,909     7,424      7,424     1,945      1,945     7,597       7,597
=======================================================================================================================
                                   104,573     105,526    83,566     83,788    94,391     95,596    82,027      82,249
=======================================================================================================================
Earnings Per Share                $   0.01    $   0.01   $  0.03    $  0.03   $  0.21    $  0.21   $  0.30     $  0.30
=======================================================================================================================

5. Commitments and Contingencies

   a) Although the Company is considering a major redevelopment of its Gulfstream Park racetrack in Florida (the "Gulfstream Park Redevelopment"), it has deferred a decision on the project for the time being. Should it proceed as currently contemplated, the Gulfstream Park Redevelopment would include a simulcast pavilion, a sports and entertainment arena and a new turf club and grandstand. In addition, there would be significant modifications and enhancements to the racetracks and stable areas. If completed, the Gulfstream Park Redevelopment would require the demolition of a substantial portion of the current buildings and related structures, which include the grandstand, turf club and annex. The aggregate carrying value at June 30, 2002 of the assets that would be demolished if the Gulfstream Park Redevelopment is completed is approximately $23.0 million. If the Company decides to proceed with the Gulfstream Park Redevelopment and obtains the approval of its Board of Directors, a reduction in the expected life of the existing assets would occur and a write-down would be necessary.

   b) On March 6, 2002, the Company entered into an agreement with Lone Star Race Park, Ltd. and LSJC Development Corporation to acquire substantially all the operations and related assets of Lone Star Park at Grand Prairie, a Thoroughbred and American Quarter Horse racetrack located near Dallas, Texas. The acquired assets include the rights under a long-term lease of Lone Star Park and a related purchase option exercisable at termination of the lease in 2027. The purchase price of the acquisition will be satisfied by the payment of $80.0 million in cash and the assumption of certain liabilities, including the Lone Star Park capital lease obligation of approximately $19.0 million, subject to usual adjustments at closing. The transaction is expected to close in the third quarter of 2002, subject to certain conditions, including the receipt of regulatory approvals.

   c) On June 4, 2002, the Company entered into an agreement to acquire all the shares of Flamboro Downs Holdings Limited, the owner and operator of Flamboro Downs, a harness racetrack located near Hamilton, Ontario, 45 miles west of Toronto. Flamboro Downs also houses a gaming facility with 752 slot machines operated by the Ontario Lottery and Gaming Corporation. Pursuant to an agreement with the Ontario Lottery and Gaming Corporation, Flamboro Downs receives 20% of the "net win" (slot machine revenues minus payout to slot players), with one-half of that amount added to purses and the other half being retained by Flamboro Downs. The acquisition cost, which is subject to the usual adjustments at closing, is expected to be approximately $47 million, and will be satisfied by a vendor take-back mortgage of approximately $26 million with the remainder paid in cash. The transaction is expected to close in the third quarter of 2002, subject to certain conditions, including the receipt of regulatory approvals.

6. Segment Information

The Company's reportable segments reflect how the Company is organized and managed by senior management. The Company has two operating segments: racetrack and real estate operations. The racetrack segment includes the operation of eight thoroughbred racetracks, one standardbred racetrack, one greyhound track and one horse boarding and training center. In addition, the racetrack segment includes off-track betting ("OTB") facilities and a national account wagering business. The real estate segment includes the operation of two golf courses and related facilities, a residential housing development adjacent to our golf course located in Austria and other real estate holdings.

The accounting policies of each segment are the same as those described in the "Significant Accounting Policies" section in the Company's annual report on Form 10-K for the year ended December 31, 2001.

The following summary presents key information by operating segment (in thousands):

                       Three months ended June 30, 2002

                                                                                     Real Estate
                                                                    Racetrack         and Other
                                                                   Operations         Operations        Total
----------------------------------------------------------------------------------------------------------------
Revenues                                                           $  118,321        $     9,847     $   128,168
================================================================================================================

Income before income taxes                                         $       66        $     1,779     $     1,845
================================================================================================================

Real estate property and fixed asset additions                     $    9,584        $    10,637     $    20,221
================================================================================================================

                       Three months ended June 30, 2001

                                                                                     Real Estate
                                                                    Racetrack         and Other
                                                                   Operations         Operations        Total
----------------------------------------------------------------------------------------------------------------
Revenues                                                           $   99,030        $    14,162     $   113,192
================================================================================================================

Income (loss) before income taxes                                  $   (2,205)       $     5,916     $     3,711
================================================================================================================

Real estate property and fixed asset additions                     $    8,082        $     4,097     $    12,179
================================================================================================================

                        Six months ended June 30, 2002

                                                                                     Real Estate
                                                                    Racetrack         and Other
                                                                   Operations         Operations        Total
----------------------------------------------------------------------------------------------------------------
Revenues                                                           $  362,349        $    14,618     $   376,967
================================================================================================================

Income before income taxes                                         $   31,004        $     2,494     $    33,498
================================================================================================================

Real estate property and fixed asset additions                     $   19,934        $    13,885     $    33,819
================================================================================================================

                        Six months ended June 30, 2001

                                                                                     Real Estate
                                                                    Racetrack         and Other
                                                                   Operations         Operations        Total
----------------------------------------------------------------------------------------------------------------
Revenues                                                           $  313,945        $    43,773     $   357,718
================================================================================================================

Income before income taxes                                         $   23,670        $    17,909     $    41,579
================================================================================================================

Real estate property and fixed asset additions                     $    9,002        $     7,381     $    16,383
================================================================================================================

7. Subsequent Event

On July 15, 2002, the Company entered into agreements to form an alliance with the De Francis family to own and operate Pimlico Race Course and Laurel Park, which are operated under the trade name "Maryland Jockey Club" ("MJC"). Under the terms of the agreements, the Company will be purchasing a 51% equity and voting interest in The Maryland Jockey Club of Baltimore City, Inc., the owner of Pimlico Race Course, a 51% voting interest and a 58% equity interest on a fully diluted basis in Laurel Racing Assoc., Inc., the general partner and manager of Laurel Racing Association Limited Partnership ("LRALP"), the owner of Laurel Park, and the entire limited partnership interest in LRALP. Each of the general partner and limited partner of LRALP is entitled to 50% of the profits or losses of LRALP. All of these interests are being acquired for an aggregate price of approximately $50.6 million in cash, subject to normal closing adjustments. In addition, the Company has agreed to purchase options from the De Francis family to buy their voting and equity interests in MJC, which represent all of the minority interests, at any time during the period starting 48 months and ending 60 months after the closing of the transaction. The Company has also granted the De Francis family the right to sell such interests to the Company at any time during the first five years after the closing. In consideration for its options, the Company has agreed to pay $18.4 million on closing and an additional $18.3 million on exercise of the options, subject to an interest adjustment. The closing of the transaction is expected to occur in the fall of 2002, subject to regulatory approvals and legislative review.